LCC Internatioal, Inc.
Net Income (Loss) per share calculation
Exhibit 11
(in 000's, except for per share amounts)


                                            1996                           1997                          1998
                               ------------------------------   ---------------------------   --------------------------
                               PRO FORMA                                                                           PER
                                  NET               PER SHARE    NET              PER SHARE     NET               SHARE
                                (LOSS)     SHARES    AMOUNT     INCOME   SHARES    AMOUNT      (LOSS)    SHARES   AMOUNT
                               ---------   ------   ---------   ------   ------   ---------   --------   ------   ------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC EPS
Net income (loss) available
  to common shareholders:
Continuing operations........  $(18,693)                        $5,390                        $ (6,958)
Discontinued Operations......    (2,076)                         2,185                         (17,785)
                               --------                         ------                        --------
Total........................  $(20,769)   12,211               $7,575   14,740               $(24,743)  15,509
                               ========                         ======                        ========
Continuing Operations........                        $(1.53)                        $0.37                         $(0.45)
Discontinued Operations......                         (0.17)                         0.15                          (1.15)
                                                     ------                         -----                         ------
Total........................                        $(1.70)                        $0.51                         $(1.60)
                                                     ======                         =====                         ======
EFFECTIVE OF DILUTIVE
  SECURITIES
  Convertible debt...........                  --                                                            --
  Stock option plans.........                  --                         1,215                              --
                                           ------                        ------                          ------
DILUTIVE EPS
  Net income (loss) available
    to common stockholders
    and assumed conversions:
  Continuing Operations......  $(18,693)             $(1.53)    $5,390              $0.34     $ (6,958)           $(0.45)
  Discontinued Operations....    (2,076)              (0.17)     2,185               0.14      (17,785)            (1.15)
                               --------              ------     ------              -----     --------            ------
  Total......................  $(20,769)   12,211    $(1.70)    $7,575   15,955     $0.47     $(24,743)  15,509   $(1.60)
                               ========    ======    ======     ======   ======     =====     ========   ======   ======

NOTES:  1.  The Company's convertible subordinated debt, which is exchangeable into 2.8 million shares of the Company's Class A Common Stock, was outstanding during calendar 1996, 1997 and 1998, but was not included in the computation of diluted earnings per share because the effect of which would have been anti-dilutive.

        2. Options to purchase 2.8 million and 2.2 million shares of Class A Common Stock were outstanding during 1996 and 1998, respectively, but were not included in the computation of earnings per share because the effect of which would have been anti-dilutive.